Exhibit 5.1

16 June 2025

Nomad Foods Limited

Forge,

43 Church Street West,

Woking,

United Kingdom

GU21 6HT

Nomad Foods Limited (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company’s registration statement on Form S-8 filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Act) (the Document), relating to the registration of 15, 164,767 ordinary shares of no par value of the Company to be issued to eligible persons pursuant to the Long Term 2025 Incentive Plan (the “Plan”) as specified in the Document (the “Shares”).

1.	DOCUMENTS

In preparing this opinion, we have reviewed copies of the following documents:

(a)	the Document;

(b)	and:

(i)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands on 13 June 2025;

(ii)

the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System by the Registry of the High Court of the Virgin Islands on 13 June 2025 (together, the “Public Records”);

(iii)

board minutes of the directors of the Company dated 24 February 2025 authorising the issue of the Shares pursuant to the Plan and the execution of the Document respectively (the ”Director Resolutions”).

We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for those set out above. In particular, but without limitation, we have not examined the Plan or any documents referred to in the Document and our opinion is limited accordingly.

2.	ASSUMPTIONS

This opinion is given only as to the circumstances existing on the date hereof and as to British Virgin Islands law in force on this date. We have relied on the search of the Public Records without further enquiry and upon the following assumptions, which we have not independently verified:

(a)	copies of documents or records provided to us are true copies of the originals which are authentic and complete;

(b)

there is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions appearing herein and, specifically, we have made no enquiry as to the laws or public policies of the State of New York;

(c)

the Director Resolutions represent a true record of the proceedings of a duly convened and quorate meeting of the directors of the Company, as appropriate, and that the resolutions referred to therein remain in full force and effect;

(d)

the information and documents disclosed by the searches of the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration by any party (other than the Company), or which is required by the laws of the British Virgin Islands to be delivered for registration by any party (other than the Company), which was not included and available for inspection in the Public Records.

Based upon the foregoing, and subject to the qualifications expressed below, we are of the opinion that:

(a)

The Company is a company duly incorporated with limited liability under the BVI Business Companies Act, 2004 (the BCA) and validly existing in good standing under the laws of the British Virgin Islands. It is a separate legal entity and is subject to suit in its own name.

(b)	The Shares have been duly and validly authorised for issue and when, and if, issued pursuant to the terms of the Plan will be validly issued, fully paid and non-assessable.

3.	QUALIFICATIONS

For the purposes of this opinion “in good standing” means only that as of the date of this opinion the Company is up-to-date with the payment of its annual fee to the Registry of Corporate Affairs under the BCA. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA.

4.	LIMITATIONS

We offer no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands (and we have not made any investigation into such laws).

5.	GOVERNING LAW AND RELIANCE

5.1

This opinion shall be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to the matters expressly stated herein. This opinion is confined to and given on the basis of the laws and practice in the British Virgin Islands at the date hereof.

5.2	We hereby consent to the filing of this opinion as an exhibit to the Document

Yours faithfully

/s/ Carey Olsen (Guernsey) LLP

Carey Olsen (Guernsey) LLP